Exhibit 99.1

4400 POST OAK PARKWAY SUITE 2600 HOUSTON, TEXAS 77027

PRESS RELEASE FOR IMMEDIATE ISSUANCE

MIDSTATES PETROLEUM ANNOUNCES AGREEMENT FOR SALE OF DEQUINCY AREA ASSETS IN GULF COAST FOR $90 MILLION

HOUSTON - (Business Wire) - October 6, 2014 - Midstates Petroleum Company, Inc. (NYSE: MPO) (the “Company”) announced today that it has executed a Purchase and Sale Agreement (“PSA”) for the sale of the Dequincy portion of its Gulf Coast assets in Louisiana.  The PSA includes Midstates’ ownership interest in developed and undeveloped acreage totaling 12,816 gross (12,676 net) acres in the Dequincy area in Beauregard and Calcasieu Parishes, Louisiana to a private buyer for total consideration of $90 million, subject to customary purchase price adjustments. The transaction also includes the 20 mile El Grande pipeline in the area that Midstates constructed and owned 100%. The total consideration consists of $80 million in cash, a 10% overriding royalty interest in new wells drilled on that acreage (capped at $8 million) and future payments based on increased throughput on the El Grande pipeline (capped at $2 million).  During the third quarter 2014, the properties produced approximately 1,500 Boe per day. The transaction does not include Midstates’ acreage and interests in the Fleetwood area of Louisiana. The net proceeds from the sale will be used to pay down outstanding borrowings under the Company’s revolving credit facility. The transaction is expected to close this November, subject to customary closing conditions.

Dr. Peter Hill, Interim President and CEO of Midstates commented, “This sale of our Dequincy assets completes the successful divestiture of our legacy Louisiana producing assets.  This was a key component of our strategy that is keenly focused on delivering financial stability, capital discipline, margin expansion and unlocking value.  The sale of our Pine Prairie and Dequincy assets, coupled with our recent borrowing base increase and our opportunistic hedging strategy, provides ample liquidity well into 2016 and allows us to execute on our strategy to deliver positive cash flow in 2016.  With an emphasis on improving our balance sheet, we will continue to high grade our inventory and deliver profitable growth through our premier position in the Mid Continent.”

Other Information

Certain statements in this news release regarding future expectations and plans for future activities may be regarded as “forward looking statements” within the meaning of the Securities Litigation Reform Act.  They are subject to various risks, such as financial market conditions, changes in commodities prices and costs of drilling and completion, operating hazards, drilling risks, and the inherent uncertainties in interpreting engineering data relating to underground accumulations of oil and gas, as well as other risks discussed in detail in the Company’s Annual Report on Form 10-K and other filings with the Securities and Exchange Commission.  Although the Company believes that the expectations reflected in such forward-looking statements are reasonable, it can give no assurance that such expectations will prove to be correct.

About Midstates Petroleum Company, Inc.

Midstates Petroleum Company, Inc. is an independent exploration and production company focused on the application of modern drilling and completion techniques in oil and liquids-rich basins in the onshore U.S. Midstates’ drilling and completion efforts are currently focused in the Mississippian Lime oil play in Oklahoma and Anadarko Basin in Texas and Oklahoma.  The Company’s operations also include the upper Gulf Coast tertiary trend in central Louisiana.  The Company is headquartered in Houston, Texas.  Additional information about the Company is available at www.midstatespetroleum.com.

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Source: Midstates Petroleum Company, Inc.

Contact:

Chris Delange, (713) 595-9411

chris.delange@midstatespetroleum.com

or

Al Petrie, (713) 595-9427

Al.Petrie@midstatespetroleum.com